Tucows Inc.
96 Mowat Avenue
Toronto ON
Canada M6K 3M1

tucows

September 18, 2017

Stephen Barraclough
General Manager
Burlington Telecom
200 Church Street Burlington, VT 05401

Terry Dorman
Dorman & Fawcett
PO Box 1370
Quechee, VT 05059

Dear Stephen & Terry:

Tucows ("We" or "Buyer"), through a wholly owned subsidiary of our choice, wishes to acquire through (the "Transaction") all of the assets of City of Burlington d/b/a Burlington Telecom ("BT"), together with all of the Burlington Telecom System assets the City of Burlington conveyed to and then leased back from Blue Water Holdings, LLC (together, the "BT Business").

We will providing total consideration of $28.8m as follows:

- $27,500,000, payable in cash upon the closing of this transaction.
- An additional $500,000, should EBITDA of the BT Business reach $4,250,000 by its fiscal year end on June 30, 2018.
- Tucows will be fully responsible for the eventual move of data center facilities from Memorial Auditorium to another location that is estimated to cost $800,000.

For clarity, this offer is for all of the assets required for the current operations of Burlington Telecom.

We understand that given the unique history of BT and the City's stake in BT's future, that the City of Burlington may desire to retain a continuing interest in the BT Business. We are very comfortable to have the City remain as a minority partner. Subject to discussion, The City would have the ability to retain a minority interest (the "Minority Interest") of the transaction value up to the pro rata percentage of the proceeds that the City is entitled to receive on the closing date. This Minority Interest would be subject to typical commercial terms associated with such an interest, including a Right of First Refusal.

www.tucowsinc.com

tel 416.535.0123 | fax 416.531.5584 | toll free north america 1.800.371.6992 | international +800.371.69922

Tucows Inc.
96 Mowat Avenue
Toronto ON
Canada M6K 3M1

In the event that the City chooses to take a Minority Interest and subject to discussion and agreement, the City will have the right to sell all, but not less than all, of their Minority Interest to the Buyer at a valuation equal to a discount of the multiple paid by the Buyer at the time of closing (the "Put Right"). The discount and the time frame will be subject to negotiation.

We also agree to a limited resale restriction on Tucows in the event of a subsequent sale of its equity or the BT Business assets purchased in the Transaction, without the written consent of the City, and to a buyer who is a then-existing telecom provider in the Burlington, Vermont market, if, after such transaction, that party's market share in Burlington exceeds 75 per cent.

This offer to purchase is an expression of intent only, does not express the agreement of the Parties and is not meant to be binding on the Parties now or at any point in time in the future. The Parties acknowledge that the points set forth in this Letter of Intent ("Letter"), as well as points beyond the scope of this Letter, are subject to the completion of negotiation and execution of a final and binding "Definitive Agreement," which is satisfactory to each Party in its sole discretion. Accordingly, the Parties do not intend to be bound until they enter into a Definitive Agreement regarding the subject matter.

We believe BT is solid operationally, leaving no reason to make drastic organizational changes. Due to the significant local dependencies of operating a successful fiber-to-the-home network, we anticipate seeking to retain the majority of current BT Business employees if we are the prevailing bidder - and would expect the BT management team to use its reasonable best efforts to assist us in interviewing and retaining these employees. Additionally, as part of the nationwide and rapidly-growing Ting Internet organization, employees would have access to expanded career options and the City would bring a successful and growing employer to Burlington.

We are also comfortable working towards an arrangement with the City, as part of a final agreement, that supports the City's efforts on Smart City initiatives.

Tucows is also committed to expanding the network footprint, and believe our resources and ability to execute concurrent builds will expedite completion of the network within Burlington, and potentially expand to outlying areas. Specifically, Tucows commits to completing the existing BT expansion plan that includes:

Tucows Inc.
—
96 Mowat Avenue
Toronto ON
Canada M6K 3M1

tucows

- Finishing New North End/downtown
- Finishing approximately 1,200 addresses within Burlington identified by the City
- Focusing sales and expansion efforts on multi-tenant units and businesses

We will also review plans for expanding into neighboring areas, including Winooski, Essex, Williston and South Burlington, and build there if warranted.

Tucows has built its reputation by providing our customers with fairly priced, competitive services backed by proactive and attentive customer support that is consistently ranked best-in-class. We believe our approach is extremely compatible with Burlington's customer-centric orientation, and that together we can integrate product, pricing and support platforms to deliver a world-class experience to BT customers.

We recognize that affordability of services is extremely important to Burlington residents. Our long term view is that technology developments drive pricing downward and not upward. In the history of our Ting mobile and fiber businesses, we have never raised prices. In line with that philosophy and history, Tucows agrees to maintain all core BT Internet VOIP pricing for 30 months, and restricts television price increases to content-driven costs only. To simplify the process of purchasing service from BT, some of the current packages may be streamlined.

Ting's work in Westminster, Maryland, Charlottesville, Virginia and Holly Springs, North Carolina shows that we manage our business and satisfy our customers at a local level. This work also demonstrates that we operate, communicate, sell and support at a hyper-local level. Local staff are available on a face-to-face basis, to the people living in these communities to answer questions, hear their feedback, explain our services, address concerns and outline upcoming construction phases and service improvements. Our focus on the people, homes, neighborhoods, and local business - and our effort to participate in, and support these communities - is our greatest advantage over the national incumbents and the only way for us to succeed.

As part of our hyper-local approach, we pledge to support initiatives that are deemed important by each community. We would like to make a specific commitment of **$250,000** to programs in Burlington that support municipal, economic development and entrepreneurship. This commitment includes:

Tucows Inc.
—
96 Mowat Avenue
Toronto ON
Canada M6K 3M1

tucows

- $60,000 per year to maintain the City's commitment to BTV Ignite
- $50,000 per year to free TV advertising for local startups and community events

The remainder would go to programs developed with local community involvement such as:

- Free co-working space
- Zones offering free gigabit-powered, state-of-the-art wifi
- Free service to select, local non-profits
- Sponsorship of local events and programs
- Low-income Internet service subsidies
- Internship programs
- Additional public, educational and government (PEG) access channels
- Small business ("shark tank") challenges

We recognize that the consent of State and Federal government bodies may be required to consummate the Transaction and the parties agree to use commercially reasonable efforts to obtain such approvals.

In the event that Tucows is the prevailing bidder, we will assume responsibility for our own internal costs and legal, accounting and other professional fees and expenses incurred in connection herewith, the negotiation, preparation and execution of the Definitive agreement, or otherwise relating to the proposed transaction. Tucows shall not incur any obligation for any finder's, broker's or agent's fee in connection with the transaction contemplated hereby.

This Letter shall be governed exclusively by applicable laws of the United States of America and the State of Vermont and all actions arising out of the subject matter of this Letter shall be brought and adjudicated solely in the courts of the State of Vermont or the federal court for the District of Vermont.

We are very excited about the opportunity to partner with the City of Burlington and grow the business in a way that honors the home-grown legacy of BT. We hope that you share our view that Ting's operational experience, track record, and progressive way of doing business would make for a compelling fit with Burlington Telecom and its customers, and meet the needs of all our respective stakeholders. If you have any questions on the content of this letter, please do not hesitate to contact me at (416) 538-5494. We are delighted to have the opportunity to work with you and look forward to a successful transaction.

www.tucowsinc.com

tel 416.535.0123 | fax 416.531.5584 | toll free north america 1.800.371.6992 | international +800.371.69922

Tucows Inc.
96 Mowat Avenue
Toronto ON
Canada M6K 3M1

tucows

Very truly yours,

____

Elliot Noss
President, CEO, Tucows Inc.

Accepted by:

____

Stephen Barraclough
General Manager, Burlington Telecom

____

Terry Dorman
Partner, Dorman & Fawcett